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          (7)  Consent of Independent Auditors.
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INDEPENDENT AUDITOR'S CONSENT


We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-41172 of Companion Life Separate Account B on Form S-6 of our report dated March 19, 2001 on the financial statements of Companion Life Separate Account B and our report dated February 14, 2001 on the statutory-basis financial statements of Companion Life Insurance Company appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" also in such Prospectus.



/s/ Deloitte & Touche LLP

Omaha, Nebraska
April 23, 2001